Exhibit 99.1

News Release

Contact: David Amy, EVP & CFO, Sinclair

Lucy Rutishauser, VP & Treasurer, Sinclair

(410) 568-1500

SINCLAIR BROADCAST GROUP ANNOUNCES AGREEMENT TO PURCHASE ALLBRITTON TV STATIONS

BALTIMORE (July 29, 2013) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) (the “Company” or “Sinclair”) announced that it has entered into a definitive agreement to purchase the stock of Perpetual Corporation and the equity interest of Charleston Television, LLC, both owned and controlled by the Allbritton family (“Allbritton”), for an aggregate purchase price of $985.0 million.  The Allbritton stations consist of seven ABC Network affiliates, covering 4.9% of the U.S. TV households, and NewsChannel 8, a 24-hour cable/satellite news network covering the Washington D.C. metropolitan area.  Completion of the transaction is subject to the satisfaction of customary closing conditions, including approval by the Federal Communications Commission (“FCC”) and antitrust clearance, as applicable.  The Company anticipates that the transaction will close and fund in the fourth quarter of 2013, subject to the satisfaction of the closing conditions.  The Company expects to fund the purchase price at closing through a bank loan and/or by accessing the capital markets.

To comply with FCC local television ownership rules, Sinclair expects to sell the license and certain related assets of its existing stations in Birmingham, AL - WABM (MNT) and WTTO (CW), Harrisburg/Lancaster/Lebanon/York, PA - WHP (CBS), and Charleston, SC - WMMP (MNT) and to provide sales and other non-programming support services to each of these stations pursuant to customary shared services and joint sales agreements.

The Allbritton stations to be owned and operated are:

Station	Affil.	Market	DMA(1)
WJLA	ABC	Washington, DC	8
WBMA	ABC	Birmingham/Tuscaloosa/Anniston, AL (2)	42
WCFT	ABC	Birmingham/Tuscaloosa/Anniston, AL(2)	42
WJSU	ABC	Birmingham/Tuscaloosa/Anniston, AL(2)	42
WHTM	ABC	Harrisburg/Lancaster/Lebanon/York, PA	43
KATV	ABC	Little Rock/Pine Bluff, AR	56
KTUL	ABC	Tulsa, OK	59
WSET	ABC	Roanoke/Lynchburg, VA	68
WCIV	ABC	Charleston, SC	98

(1)         Represents television designated market areas according to the Nielsen Company.  The numbers in the column represent the ranking in terms of size of the DMA out of the 210 generally recognized DMAs in the United States.

(2)         WJSU and WCFT, along with associated low-power station WBMA, simulcast all local and network programming to the combined market.

In addition, the Company will acquire Allbritton’s NewsChannel 8, the region’s only 24-hour local cable/satellite news network dedicated to covering news, weather, sports and local information to over 2 million households in the Washington D.C. metropolitan area.

“We are thrilled to add the Allbritton properties to our growing portfolio and national footprint,” commented David Smith, President and CEO of Sinclair.  “To buy a full-blown news operation in our nation’s capital and an infrastructure that allows us to be connected to our branches of government and be at the pulse of national issues is a once-in-a lifetime event.  We are especially excited to acquire the NewsChannel 8 local news channel, not only for the content it can provide our existing news stations, but moreover because their regional cable presence provides the perfect platform should we decide to expand it into other markets, especially given the amount of local news we produce across our entire portfolio.”

Including the Allbritton station acquisitions, all previously announced acquisitions, and pro forma for expected synergies, the Company’s 2011 and 2012 net broadcast revenues would have been $1.609 billion and $1.865 billion, respectively.   The $985.0 million purchase price represents an 8.7x multiple of the average 2011-2012 cash flow including $21.5 million of operating synergies, which excludes any synergies associated with rolling out a national news cable channel.  At an 8.5x enterprise to cash flow multiple, the additional synergies create approximately $1.83 of added equity value.

Investor Call:

The senior management of Sinclair intends to hold a conference call to discuss the acquisition of the Allbritton stations on Tuesday, July 30, 2013 at 9:00 ET.  Details of the call will be forthcoming in a separate release.

About Sinclair:

On a pro forma basis assuming consummation of the Allbriton stations and all previously announced acquisitions, Sinclair Broadcast Group, Inc., the largest and one of the most diversified television broadcasting companies in the U.S., will own and operate, program or provide sales services to 149 television stations in 76 markets.  Sinclair’s television group will reach approximately 38.2% (21.9% for purposes of the 39% FCC ownership cap) of U.S. television households and will be affiliated with all major networks.  Sinclair’s television portfolio will include 33 FOX, 27 ABC, 25 CBS, 23 CW, 20 MNT,14 NBC, 5 Univision, one Azteca and one independent station.  Sinclair owns equity interests in various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this release, include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, our ability to satisfy the closing conditions for the Allbritton station acquisitions discussed in this release, our previously announced acquisitions, and any required license asset third party transactions, including obtaining required governmental and shareholder approvals, our ability to obtain financing for the Allbritton station acquisitions and our previously announced acquisitions, our ability to successfully integrate the Allbritton stations, and the stations from our previously announced acquisitions and to maximize our operating synergies in connection therewith, successful execution of our small market strategy, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial markets, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

###